Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED

USA Cable/Time Warner Cable
Agreement

        Agreement (this "Agreement") dated this 15th day of September, 2000 among (i) USA Cable, a New York Partnership, formerly known as USA Networks ("USA") (with respect to the obligations set forth herein as applicable to USA), TRIO Cable, Inc. ("Trio Cable") and NWI Cable, Inc. ("NWI Cable")); (ii) Trio Cable (with respect to the obligations set forth herein as applicable to TRIO ("TRIO")); (iii) NWI Cable (with respect to the obligations set forth herein as applicable to News World International ("NWI")); (iv) HSN LP, formerly known as Home Shopping Club LP ("HSC") (with respect to the obligations set forth herein as applicable to HSC and AST LLC; (v) AST LLC (with respect to the obligations set forth herein as applicable to AST LLC); and (vi) Time Warner Cable, a division of Time Warner Entertainment Company, L.P. ("TWC" or "Affiliate").

        Whereas (1) TWC and NWI Cable are parties to that certain Affiliation Agreement dated as of January 1, 2000, as amended (and as amended hereby, the "NWI Agreement"), regarding carriage of NWI; (2) TWC and USA are parties to that certain Affiliation Agreement for Cable Exhibition of the USA Network dated March 31, 1995, as amended (and as amended hereby, the "USA Agreement"), regarding carriage of USA Network ("USA Net"); (3) TWC and Trio Cable are parties to the certain Affiliation Agreement dated as of January 1, 2000, as amended (and as amended hereby, the "Trio Agreement") regarding carriage of TRIO; (4) TWC and USA are parties to that certain Affiliation Agreement dated as of December 24, 1992, as amended (and as amended hereby, the "Sci Fi Agreement"), regarding carriage of Sci Fi Channel ("Sci Fi"); and (5) TWC and HSC are parties to that certain Deal Memorandum dated as of May 3, 1995, as amended (and as amended hereby, the "HSC Agreement") regarding carriage of The Home Shopping Network ("HSN") and, to the extent addressed in Section 3 of the HSC Agreement and the First Amendment to the HSC Agreement, America's Store ("AS").

        Whereas the parties wish to amend the NWI Agreement, Trio Agreement, USA Agreement, Sci Fi Agreement and the HSC Agreement (collectively the "Affiliation Agreements") and provide for additional distribution of full-time (which for purposes of this Agreement shall mean twenty four hours per day, seven days per week) carriage of AS on Time Warner Cable Systems (as defined, solely with respect to AS, in Section 4).

        Now therefore for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Unless otherwise defined herein, capitalized terms used herein with respect to an Affiliation Agreement without definition shall have the meaning ascribed to such terms in the relevant Affiliation Agreement.

        (b)   The NWI Agreement is hereby amended as follows:

        Section 3 is deleted and replaced in its entirety with the following: "Unless earlier terminated pursuant to the terms of this Agreement, the term of this Agreement shall expire on December 31, 2006."

        A new Section 17 is added as follows: "Commencing no later than January 1, 2001 and continuing through December 31, 2006, each of Time Warner Cable's Systems which provides any of its subscribers with digital video programming services ("Digital Systems") shall launch and carry NWI on its Digital Basic Tier (as hereinafter defined); provided, however, that if a Digital System receives digital programming services from a third party digital transport system (i.e., a digital transport system other than that owned by TWC or another Time Warner Company (currently known as "Athena TV")) and such third party digital transport system either does not carry TWC or carries it on a transponder from which such Digital System does not receive at least one other programming service, then such Digital System shall not be required to launch NWI. If NWI has already been launched and such third party digital transport system either discontinues its carriage of NWI or moves NWI to a transponder from which such Digital System does not receive at least one other programming service, then such Digital System shall not be required to continue to carry NWI and TWC may discontinue such Digital System. In the event NWI is thereafter transmitted from any transponder from which such Digital System takes at least one other programming service, such Digital System shall again be subject to the carriage requirement set forth herein. Notwithstanding anything to the contrary herein, the number of basic subscribers served by Digital Systems excluded from the obligation to carry NWI pursuant to this Section 17 shall not exceed [*]." For purposes hereof, "Digital Basic Tier" shall mean the most highly penetrated package or tier of digital video program services received by digital subscribers on any Digital System other than the expanded basic level of service (i.e., CPST) or digitized NPTs or those digital packages or tiers which include only a navigator system (i.e., interactive program guide), access to pay-per-view, premium services, multiplex versions of premium services, non-video music services and/or commerce services (not including AS or HSN)."

        (c)   The Trio Agreement and the NWI Agreement are amended by amending and restating the first sentence of Section 13(e) of each of those agreements, as amended, in its entirety to read as follows:

        "In the event that the Service is merged with, or Network acquires control of or Network is acquired by or merges with, or control of Network is acquired by, or the Service is acquired by, any other programming service or the owner of any other programming service, and (i) the Service and any such other programming service that is a Comparable Service (as defined below) are combined into one surviving programming service ("Combined Service") or (ii) if the Service (i.e., Trio or NWI) and/or one or more of such programming services that are Comparable Services are discontinued after such acquisition, merger or change of control, and if at least six (6) hours per day on average over any given calendar quarter of programming from such discontinued service(s) subsequently appears on one of the remaining services, then if Affiliate has (at the applicable time) an affiliation agreement with any such remaining service(s), Affiliate shall have the option to choose to continue carriage of the Service, the Combined Service or such Comparable Service(s), as applicable, under this Agreement or the affiliate agreement which is applicable to such Comparable Service(s). The preceding sentence shall not in any way alter or amend the third paragraph of Section 13(e) as set forth in that certain Letter Agreement, dated May 15, 2000, between TWC and USA Cable, which paragraph shall remain in full force and effect."

        7.     Except as otherwise amended as set forth in this Agreement, the terms of each of the Affiliation Agreements remain in full force and effect.

        8.     USA (with respect to the obligations set forth herein as applicable to USA, TRIO Cable, Inc. and NWI Cable, Inc.) represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized by USA, Trio Cable, Inc. and NWI Cable, Inc. and requires no further action of any such party. USA represents and warrants that it has all requisite power and authority to execute this Agreement on behalf of USA, Trio Cable, Inc. and NWI Cable, Inc. USA represents and warrants that this Agreement constitutes the legal valid and binding obligations of each of USA, Trio Cable, Inc. and NWI Cable, Inc. HSC (with respect to the obligations set forth herein as applicable to HSC and AST LLC) represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized by HSC and AST LLC and requires no further action of any such party. HSC represents and warrants that each of AST LLC and HSC has all requisite power and authority to execute this Agreement. HSC represents and warrants that this Agreement constitutes the legal valid and binding obligations of each of HSC and AST LLC. USA covenants and agrees that each of Trio Cable, Inc. and NWI Cable, Inc. shall promptly and

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

fully discharge all of its obligations hereunder. HSC covenants and agrees that AST LLC shall promptly and fully discharge all of its obligations hereunder.

        9.     In the event of any conflict between the applicable terms and provisions of this Agreement and the corresponding provisions of the NWI Agreement, the USA Agreement, the Trio Agreement, the Sci Fi Agreement and the HSC Agreement, as the case may be, the applicable terms and conditions of this Agreement shall control.

        10.   The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state. Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of New York. Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum. Each party waives trial by jury in any such proceeding.

        11.   This Agreement together with the Affiliation Agreements referenced herein and amended hereby and the Exhibits attached hereto constitute the entire contract between the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the parties with respect to the subject matter hereof.

        12.   Except as otherwise contemplated herein no addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered on behalf of each party.

        13.   No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is set forth in a written instrument which is executed and delivered on behalf of such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

        14.   This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by both of the parties at such time as counterparts shall have been executed and delivered by each of the parties, regardless of whether each of the parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of both of the parties. Execution and delivery of a facsimile transmission of this Agreement shall constitute, for purposes of this Agreement, delivery of an executed original and shall be binding upon the party whose signature appears on the transmitted copy. Any party so executing this Agreement hereby undertakes to originally execute and deliver to the other party hereto a copy of this Agreement as soon as possible after execution by facsimile.

        15.   The terms and conditions, other than the existence and duration, of this Agreement shall be kept confidential by the parties hereto and shall not be disclosed by either party to any third party except: (i) as may be required by any court of competent jurisdiction, governmental agency, law or regulation (in such event, the disclosing party shall notify the other party before disclosing the Agreement to enable the other party to seek a protective order, at its own cost and expense, to otherwise prevent such disclosure); (ii) as part of the normal reporting or review procedure to a party's accountants, auditors, agents, legal counsel, and employees of partners, parent and subsidiary companies, provided such accountants, auditors, agents, legal counsel, and employees of partners, parent and subsidiary companies agree to be bound by this Section 15; and (iii) to enforce a party's rights pursuant to this Agreement; provided that the party seeking to enforce its rights hereunder shall seek to file the terms and conditions of this Agreement under seal.

        16.   The parties will consult with one another concerning the timing, form and substance of any press release or other public announcement or disclosure of the matters covered by this Agreement, and neither party will issue any such release or make any such announcement or disclosure without prior written approval of the other party.

Agreed to and accepted this 15th day of September 2000.

Time Warner Cable, a division of Time Warner Entertainment Company, L.P.
By:	/s/ FRED DRESSLER Name: Fred Dressler Title: Senior Vice President
USA Cable
By:	/s/ RICHARD LYNN Name: Richard W. Lynn Title: Senior Vice President Business Affairs and General Counsel
TRIO Cable, Inc.
By:	/s/ RICHARD LYNN Name: Richard W. Lynn Title: Vice President
NWI Cable, Inc.
By:	/s/ RICHARD LYNN Name: Richard W. Lynn Title: Vice President

HSN LP, a Delaware LP
By:	HSN General Partner LLC, a Delaware limited liability company
By:	/s/ ROBERT ROSENBLATT Name: Robert Rosenblatt Title: Chief Operating Officer
AST LLC
By:	/s/ ROBERT ROSENBLATT Name: Robert Rosenblatt Title: President